Exhibit 99.1

Contacts: Brad Holiday

Patrick Burke

Tim Buckman

(760) 931-1771

CALLAWAY GOLF COMPANY ANNOUNCES EXCHANGE TRANSACTIONS

IN CONNECTION WITH CONVERTIBLE PREFERRED STOCK AND PRIVATE

PLACEMENT OF 3.75% CONVERTIBLE SENIOR NOTES DUE 2019

CARLSBAD, Calif., August 24, 2012 — Callaway Golf Company (NYSE: ELY) today announced that the Company entered into separate, privately-negotiated exchange agreements under which it will issue $63,227,000 in aggregate principal amount of new 3.75% Convertible Senior Notes due 2019, and 5,866,821 shares of the Company’s common stock, par value $0.01 per share, in exchange for 982,361 shares of the Company’s outstanding 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, which has a conversion price of $7.05 per share and a liquidation preference of $100 per share. Following the exchange transactions, 417,639 shares of the Preferred Stock will remain outstanding. In addition, the Company entered into private placement purchase agreements under which it will receive gross cash proceeds of $46,819,205 in exchange for an additional $49,273,000 principal amount of the same 3.75% Convertible Senior Notes. The transactions are expected to close on August 29, 2012.

These new Convertible Senior Notes mature in 2019 and will pay interest of 3.75% per year on the principal amount, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2013. The Notes are convertible, at the option of the holders, at any time on or prior to the close of business on the business day immediately preceding August 15, 2019, into shares of Common Stock at a conversion rate of approximately 133.3333 shares per $1,000 in principal amount, which is equal to a conversion price of approximately $7.50 per share, subject to customary anti-dilution adjustments. The Company has the right to terminate the conversion right anytime the volume weighted average price of the Company’s shares of common stock trade above $9.75 for a specified period. The Company also has the right to redeem the Notes beginning August 15, 2015 for an amount equal to the principal balance of the notes, plus accrued and unpaid interest.

“The refinancing transactions we announced today provide significant benefits for the Company and its shareholders,” commented Chip Brewer, President and CEO of Callaway Golf. “These transactions substantially lower the Company’s cost of capital and are immediately accretive to earnings per share. At current earnings levels, these transactions are accretive by over $0.12 per share on an annualized basis. In addition, we have raised approximately $43 million in cash, net of transaction costs, and retained our right to redeem at any time the remaining 417,639 outstanding shares of preferred stock at their liquidation preference. I am pleased we were able to enter into these transactions, which are consistent with our turnaround plan and are in addition to the cost-reduction initiatives we announced in July.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Notes and the Common Stock issuable pursuant to the exchange transactions and upon the conversion of the Notes have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements: This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the anticipated closing date of the transactions and anticipated accretion per share resulting from the transactions. These statements are based upon current information and expectations and involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

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